UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2005

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 22, 2005, Hersha Hospitality Limited Partnership (“HHLP”), the operating partnership subsidiary of Hersha Hospitality Trust (“HT”), closed on the acquisition from Pushpa H. Thakkar, Bharti D. Desai, Malay H. Thakkar, Kush H. Thakkar, Neel D. Desai and Tejal D. Desai ("Sellers"), the members of LTD Associates One, LLC (“LTD1”), of 75% of the membership interests in LTD1, the owner of the SpringHill Suites located in Williamsburg, Virginia. The purchase price for the membership interests was approximately $6.5 million which reflects a total valuation of $14.5 million and $5.8 million of indebtedness secured by the property. HHLP will have a preferred equity position in LTD1, and LTD Management Company will continue to manage the hotel. A copy of the LLC Membership Interests Purchase Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Hersha Hospitality Trust on March 8, 2005.

On November 22, 2005, HHLP closed on the acquisition from Sellers, the members of LTD Associates Two, LLC (“LTD2”), of 75% of the membership interests in LTD2, the owner of the Residence Inn located in Williamsburg, Virginia. The purchase price for the membership interests was approximately $5.6 million, which reflects a total valuation of $16 million and $8.5 million of indebtedness secured by the property. HHLP will have a preferred equity position in LTD2, and LTD Management Company will continue to manage the hotel. A copy of the LLC Membership Interests Purchase Agreement was filed as Exhibit 10.2 to the Current Report on Form 8-K filed by Hersha Hospitality Trust on March 8, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: November 28, 2005	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer